EXHIBIT 99.1



                    RCG Companies To Acquire OneTravel, Inc.

Charlotte, NC - February 11, 2005 - RCG Companies Incorporated (AMEX: RCG), a diversified travel and leisure company, announced today that it has entered into an agreement to acquire 100% of the outstanding stock of OneTravel, Inc. (www.onetravel.com). RCG operates SunTrips(R) (www.suntrips.com), one of the largest leisure-travel tour operations in the United States, and 1-800-CHEAPSEATS (www.1800cheapseats.com), a full service online and offline travel company.

OneTravel is a privately held provider of online and offline discount travel products and services, offering its customers the ability to search for and book a full range of travel products. OneTravel also has proprietary dynamic packaging search engine technology that allows its customers to customize their own vacations by combining air, hotel and land options.

OneTravel operates a direct-to-consumer business through a variety of Web sites. In addition to OneTravel.com, it operates 11thHour.com, CheapSeats.com and DiscountHotels.com. OneTravel also provides technology solutions and support services that enable other businesses to operate in the online travel arena. Through OneTravel's long-standing partner program, OneTravel has developed turnkey solutions for organizations such as The Travel Channel, Sam's Club and SideStep. OneTravel generated gross bookings of approximately $94 million in 2004 from all operations, which accounts for approximately $8.2 million of revenue under generally accepted accounting principles.

The terms of the acquisition provide for a total purchase price of $25.5 million, with $2.5 million paid as a deposit at signing, $10.5 million paid in cash at closing and $12.5 million paid in the form of a six-month convertible promissory note. The note is convertible into common stock of RCG, subject to shareholder approval. The conversion price will be determined on the closing of the transaction, but will be no greater than $2.25 per share. RCG has the right to extend the maturity of the convertible note by up to six months upon payment of an extension fee to the note-holders. RCG and OneTravel expect the transaction to close within 30-60 days.

Commenting on the announcement, RCG Chairman, William Goldstein, stated, "The OneTravel acquisition adds a variety of assets to the RCG arsenal in addition to the additional bookings and customer base. In total, we will now have in excess of 2 million opt-in registered users across all brands. OneTravel has an excellent management team with great experience in online and offline travel. OneTravel's technology will enhance RCG's ability to provide a faster and more robust offering across all of the RCG business lines and brands. In addition, OneTravel's dynamic packaging technology will allow RCG to more quickly address one of the hottest topics in the online travel space today. Although we are still integrating the RCG/1-800-CHEAPSEATS merger, we feel the long-term benefits from the combination of RCG/1-800-CHEAPSEATS and OneTravel greatly outweigh the additional planning associated with integrating a third company within RCG. This acquisition puts RCG in a position to achieve in excess of $300 million in gross bookings for the twelve months post closing, and we believe that following the implementation of the growth opportunities we see through cross-selling and dynamic packaging, our bookings will increase substantially from the combination of SunTrips, 1-800-CHEAPSEATS and OneTravel. Although gross bookings do not at all equate to revenue under generally accepted accounting principles, gross bookings are an important measuring stick in our industry."

President and Chief Financial Officer of OneTravel, Inc., Philip Ferri, stated, "We are very excited about the acquisition and becoming an integral part of RCG. Our management team is looking forward to working with Will and the RCG team. We believe that the combination of RCG and OneTravel will create a strong platform for growth in the online travel market and provide significant value to the company's shareholders, customers and partners."


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RCG Companies Incorporated
February 11, 2005
Page 2 of 2

Libra Securities, LLC acted as financial advisor for OneTravel in connection with the sale.

RCG also announced that it has completed a convertible debenture offering, which provided the necessary financing to fund the OneTravel deposit plus additional working capital for the Company. The net proceeds of the financing were approximately $5.6 million, the details of which are reflected in the Company's 8-K filing.

HPC Capital Management of Atlanta, Georgia, was the placement agent for the financing.

About RCG Companies Incorporated
RCG Companies Incorporated (www.rcgcompanies.com) derives a majority of its revenues from its travel business subsidiaries, Flightserv, Inc., which delivers leisure and vacation travel packages under the SunTrips(R) brand, and Farequest Holdings, Inc., which is a leading online and offline provider of a full range of travel services operating under the name 1-800-CHEAPSEATS. RCG's other wholly owned subsidiary, Logisoft Corp., operates in the software and information technology services sector.
Investor Contact:

Bryan Crutchfield
Director of Investor Relations
(917) 443-9336
crutch@1800cheapseats.com

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the Company's business will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its business due to a lack of capital, to fully or effectively integrate all business units or an inability to identify acquisition candidates, and that the Company may not realize anticipated cost savings or revenue growth opportunities associated with the recent acquisition of Farequest or the pending acquisition of One Travel, if it closes the OneTravel transaction. RCG must raise additional capital to close the acquisition of OneTravel. If RCG is unable to close the OneTravel acquisition, the Company may forfeit the deposit. The Company is also subject to those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including the Company's historical losses and negative cash flow, its need for additional capital, and that future financing, if available, will dilute the Company's current common stockholders. Additionally, forward-looking statements concerning the performance of the travel and leisure industry are based on current market conditions and risks, which may change as the result of certain regulatory, political, or economic events, a shift in consumer travel preferences, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, which could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.